Exhibit 99.3

                CHARTER FINANCIAL DECLARES SPECIAL CASH DIVIDEND

WEST POINT, Ga., Aug. 29 /PRNewswire-FirstCall/ -- Charter Financial Corporation (Nasdaq: CHFN) today announced that its board of directors has declared a special cash dividend of $1.75 per share. The dividend is payable on September 26, 2006, to stockholders of record at the close of business on September 12, 2006.

"Our multi-faceted strategy of expanding our retail banking franchise, making efficient use of our capital and our equity investment in Freddie Mac stock continues to generate value for our public shareholders," said Robert L. Johnson, President and CEO. "The board of directors determined our financial condition is strong and our capital exceeds the level required to fund further growth. Accordingly, the board felt it is appropriate to make an additional distribution to shareholders in the form of a special dividend."

Johnson added that he is optimistic about the future of Charter Financial. "The combination of our superior customer service and the rebounding economy in the markets we serve provide opportunities for further growth, due in part to a new Kia Motors assembly plant presently being built in our area. We believe we are well-positioned to take advantage of these opportunities by increasing our market share, expanding our operations and managing our assets, while continuing to deliver value to our shareholders."

Charter Financial is the majority-owned subsidiary of First Charter, MHC, a federal mutual holding company, which owns approximately 80 percent of its outstanding shares. First Charter, MHC, has filed a regulatory notice of its intent to waive dividends paid on the shares it owns.

Charter Financial Corporation is a savings and loan holding company and the parent of CharterBank, a full-service community bank and a federal savings institution. Charter Financial Corporation owns 4.4 million shares of Freddie Mac common stock with a market value of $253.0 million at June 30, 2006. CharterBank is headquartered in West Point, Georgia, and operates nine full-service branches on the I-85 corridor from LaGrange, Georgia, to Auburn, Alabama. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation.

SOURCE  Charter Financial Corporation
    -0-                             08/29/2006
    /CONTACT: Robert L. Johnson, President & CEO, Charter Financial Corporation, +1-706-645-1391, or bjohnson@charterbank.net ; or at the Investor Relations Company, Mike Arneth, marneth@tirc.com , or Woody Wallace, wwallace@tirc.com , or +1-312-245-2700 /
    CO:  Charter Financial Corporation
ST:  Georgia
IN:  FIN
SU:  DIV

CT-CM
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4293 08/29/2006 12:30 EDT http://www.prnewswire.com